ADDvantage Technologies Group, Inc.
1221 E. Houston
Broken Arrow, Oklahoma 74012

For further information	KCSA Strategic Communications
Company Contact:	Garth Russell
Ken Chymiak (9l8) 25l-9121	(212) 896-1250
Scott Francis (9l8) 25l-9121	grussell@kcsa.com

ADDvantage Technologies Results for Second Quarter of Fiscal 2010
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Total Revenue of $12.1 Million and Net Income of $0.11 per share

BROKEN ARROW, Oklahoma, May 11, 2010 – ADDvantage Technologies Group, Inc. (NASDAQ: AEY), today announced its results for the three and six month periods ended March 31, 2010.

Revenue for the three month period ended March 31, 2010 was $12.1 million compared to $10.1 million in the same period a year ago, an increase of 19%.  The overall increase was due primarily to a $1.6 million increase in sales of new and refurbished equipment consisting mostly of headend equipment needed by customers to add channels to their cable systems or upgrade their equipment in order to provide HD programming on their cable system.  However, the Company’s large and small MSO customers continued to delay significant plant expansions and bandwidth upgrades as part of their continued efforts to conserve cash and limit capital expenditures.  Refurbished equipment sales were also impacted by a $0.4 million increase in sales of converter boxes for the three months ended March 31, 2010 as compared to the same period last year.  Service revenue also increased to $1.4 million compared to $1.1 million for the same period last year, as the Company continued to promote and expand this line of business.

Net income attributable to common stockholders in the second quarter of fiscal 2010 was $1.1 million, or $0.11 per diluted share, as compared to $0.7 million, or $0.07 per diluted share, in the same period last year.

For the six months ended March 31, 2010, revenue decreased slightly to $22.3 million from $22.9 million, for the same period last year.

Net income attributable to common stockholders for the six month period was $1.9 million, or $0.19 per diluted share, as compared to $1.7 million, or $0.16 per diluted share, for the first six months of fiscal 2009.

Ken Chymiak, President and CEO, commented, “Our sales strengthened through the second quarter, and we look forward to increasing this momentum over the remainder of the fiscal year.  We are well positioned to benefit as our customers increase their capital expenditures as the economy improves.  The increase in equipment sales along with the cost reduction measures implemented over the past year resulted in an increase in net income attributable to common shareholders of $0.4 million to $1.1 million this quarter.  We have reduced inventory by $0.5 million since December 31, 2009, and by $1.7 million since September 30, 2009.  We also reported $3.5 million of cash and cash equivalents at March 31, 2010.”

“Our company became a master stocking distributor for the full range of Fujitsu Frontech North America, Inc. AVC encoders, decoders and accessories as well as a member of the Fujitsu global channel partner program servicing the United States.  This relationship with Fujitsu not only provides us with another supplier partner, but it also should enlarge our customer base as the Fujitsu products primarily are marketed to the broadcast industry,” concluded Mr. Chymiak.

Earnings Conference Call

As previously announced, the Company’s earnings conference call is scheduled for 12:00 p.m. Eastern Time on Tuesday, May 11, 2010. The conference call will be available via webcast and can be accessed through the Investor Relations section of ADDvantage's website, www.addvantagetech.com. Please allow extra time prior to the call to visit the site and download any necessary software to listen to the Internet broadcast. The dial-in number for the conference call is (888) 668-1640 or (913) 905-3216 for international participants.  All dial-in participants must use the following code to access the call: 7734984. Please call at least five minutes before the scheduled start time.

For interested individuals unable to join the conference call, a replay of the call will be available through May 25, 2010 at (888) 203-1112 (domestic) or (719) 457-0820 (international). Participants must use the following code to access the replay of the call: 7734984. The online archive of the webcast will be available on the Company's website for 30 days following the call.

About ADDvantage Technologies Group, Inc.
ADDvantage Technologies Group, Inc. supplies the cable television (CATV) industry with a comprehensive line of new and used system-critical network equipment and hardware from leading manufacturers, including Cisco, formerly Scientific-Atlanta, and Motorola, as well as operating a national network of technical repair centers.  The equipment and hardware ADDvantage distributes is used to acquire, distribute, and protect the broad range of communications signals carried on fiber optic, coaxial cable and wireless distribution systems, including television programming, high-speed data (Internet) and telephony.

ADDvantage operates through its subsidiaries, Tulsat, Tulsat-Atlanta, Tulsat-Nebraska, Tulsat-Texas, Tulsat-West, NCS Industries, ComTech Services and Broadband Remarketing International.  For more information, please visit the corporate web site at www.addvantagetech.com.

The information in this announcement may include forward-looking statements.  All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements.  These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements.  A complete discussion of these risks and uncertainties is contained in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission.

(Tables follow)

ADDVANTAGE TECHNOLOGIES GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended March 31,		Six Months Ended March 31,
	2010	2009	2010	2009
Total net sales	$12,055,521	$10,126,636	$22,274,742	$22,926,642

Income from operations	$1,944,484	$1,347,887	$3,544,057	$3,139,746

Interest expense	$200,639	$229,528	$412,573	$494,241

Net income attributable to common shareholders	$1,081,845	$698,359	$1,941,484	$1,652,505

Earnings per share:
Basic	$0.11	$0.07	$0.19	$0.16
Diluted	$0.11	$0.07	$0.19	$0.16
Shares used in per share calculation:
Basic	10,125,870	10,131,926	10,132,658	10,175,887
Diluted	10,129,100	10,133,781	10,135,888	10,177,801

ADDVANTAGE TECHNOLOGIES GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2010 (unaudited)	September 30, 2009 (audited)
Assets
Current assets:
Cash and cash equivalents	$3,512,888	$700,004
Accounts receivable, net of allowance	4,853,557	4,199,136
Income tax refund receivable	28,896	88,411
Inventories, net of allowance for excess and obsolete
inventory	31,427,689	33,166,624
Deferred income taxes	1,368,000	1,282,000
Prepaid expenses	160,075	107,423
Total current assets	41,351,105	39,543,598

Net property and equipment	7,399,137	7,556,667
Total other assets	2,209,654	2,332,281

Total assets	$50,959,896	$49,432,546

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$3,148,997	$2,523,143
Accrued expenses	953,307	1,095,822
Notes payable – current portion	1,863,767	1,863,767
Total current liabilities	5,966,071	5,482,732

Notes payable	13,060,990	13,992,873
Other liabilities	968,023	1,049,685

Total shareholders’ equity	30,964,812	28,907,256

Total liabilities and shareholders’ equity	$50,959,896	$49,432,546